Integrated Management Information, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE NEWS
March 1, 2012 OTCBB: INMG

Integrated Management Information (IMI Global) Acquires Controlling Interest in Organic Certification Leader International Certification Services, Inc.

CASTLE ROCK, Colo. – Integrated Management Information, Inc. (IMI Global) (OTCBB: INMG), a leading provider of verification and Internet solutions for the agricultural/livestock industry under the Where Food Comes From® brand, today announced it has acquired controlling interest in International Certification Services, Inc. (ICS), a leading provider of organic and sustainable certification services to agricultural operations and the food industry.

Under terms of the purchase agreement, IMI Global purchased 60% of the outstanding shares of the privately held ICS for $350,000 in cash and 172,840 shares of IMI Global common stock.  The agreement includes non-dilution provisions and IMI Global has right of first refusal on the remaining 40% of the outstanding shares.  ICS is based in Medina, N.D. and, on an unaudited basis, was profitable on revenue of approximately $1.0 million in 2011.

“This partnership has tremendous synergies for both IMI Global and ICS,” said John Saunders, CEO of IMI Global.  “As industry leaders in our respective product and service offerings, we are now positioned to offer one another’s customers new solutions across the verification and certification spectrum.  And in addition to better serving our customers, we expect this transaction to accelerate our revenue growth and to be accretive to earnings.”

Leann Saunders, president of IMI Global, added, “The addition of a premium organic certification to our solutions portfolio gives us the ability to make an immediate impact with many of our customers that seek an organic solution in addition to our other verification services.  We are also excited about the diversification as ICS has a strong presence in the produce, grain and dairy industries.”

ICS (www.ics-intl.com), the nation’s premier provider of organic accreditation services, has a strong reputation and a large and growing customer base that includes food retailers as well as producers and processors of fruits, vegetables, dairy, livestock and honey.  The Company’s flagship certification program is Farm Verified Organic® – an ISO 65 and IFOAM accredited program that meets the requirements of the USDA National Organic Program – that is designed for organic producers selling to U.S. and international markets.  ICS also offers USDA National Organic Program, Canadian Organic Regime (COR) and Food Alliance sustainability certification as well as facilitation and compliancy of European Union, Japan and Bio Suisse standards.  It is estimated that the total organic market segment in the U.S. and E.U. is more than $50 billion annually.

“We are excited about our new relationship with IMI Global and the benefits that this transaction will bring to our customer base in the form of IMI Global’s Where Food Comes From suite of solutions,” said Christina Dockter, president and CEO of ICS.  “Bringing together our best of breed solutions will benefit thousands of producer, processer and retail customers and ultimately the millions of consumers who are increasingly demanding more information about where their food comes from. We want to stress that this transaction will be seamless to ICS customers, who will continue to work directly with existing ICS personnel and will not be subject to any changes in organic standards.”

ICS’ programs will be incorporated into IMI Global’s Where Food Comes From® labeling program to connect consumers with the food supply chain at the point of purchase, providing an unprecedented level of transparency.  Specifically, consumers using a smart phone can scan the quick response code on product labels to access information about the product’s origins and verify a range of product claims – soon to include organic – and provide consumers with an added level of confidence in a product’s attributes.  For more information, go to www.wherefoodcomesfrom.com.

About IMI Global
Founded in 1995, Integrated Management Information (d.b.a. IMI Global) is a USDA Process Verified (PVP) company and is a leading provider of verification and Internet solutions for the agriculture industry.  Go to www.IMIGlobal.com and www.wherefoodcomesfrom.com for additional information.  IMI has worked with some of the largest agricultural organizations in the United States, providing web-based applications for verification and identification as well as a range of consulting services tailored to meet each customer’s needs.

About International Certification Services, Inc.
International Certification Services, Inc. (ICS) provides organic and sustainable certification services to agricultural operations and the food industry.  Established in 1979 as Farm Verified Organic (FVO), ICS is one of the oldest organic certification agencies in the world.

CAUTIONARY STATEMENT
This news release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions.  Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings.  Specifically, statements in this news release about IMI’s transaction with ICS, revenue growth, profitability, potential, industry leadership, the demand for, and impact and efficacy of, IMI Global’s and ICS’ products and services on the marketplace are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition, governmental regulation of the beef industry, the market for beef and other factors.  In addition, financial results for the twelve-month periods are not necessarily indicative of future results.  Readers should not place undue reliance on these forward-looking statements.  The Company assumes no obligation to update its forward-looking statements to reflect new information or developments.  For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

IMI Global Contacts:

John Saunders
Chief Executive Officer
303-895-3002

Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044